Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Chris D. Sammons Vice President, Investor Relations & Corporate Communications 225.932.2546
THE SHAW GROUP ANNOUNCES FINANCIAL RESULTS FOR
THIRD QUARTER FISCAL 2006
•	Quarterly revenues increase to $1.2 billion; 38% over prior year quarter

•	Record $8.1 billion backlog reflects continued strong end markets

•	Shaw to restate second quarter results to reduce net income by $3.5 million, or $0.04 per diluted share, as a result of two accounting errors
     Baton Rouge, Louisiana, July 10, 2006 — The Shaw Group Inc. (NYSE: SGR) today announced financial results for the three months ended May 31, 2006. Net loss for the three months was $16.7 million, or $0.21 per diluted share. In comparison, for the three months ended May 31, 2005, Shaw reported a net loss of $21.7 million, or $0.31 per diluted share. Revenues were $1,226.1 million compared to $891.0 million in the prior year period. The third quarter 2006 results include a non-cash charge of approximately $48.2 million, $29.2 million after taxes, or approximately $0.37 per diluted share, for the previously announced unfavorable ruling received in the AES Wolf Hollow project litigation. Excluding the charge, net income would have been $12.5 million, or $0.16 per diluted share.
     Shaw’s backlog totaled a record $8.1 billion as of May 31, 2006, an increase of $1.4 billion from August 31, 2005. Approximately $3.8 billion, or 47%, of the backlog is expected to be converted during the next 12 months. Over $3.3 billion, or 41%, of the backlog is comprised of projects for fossil fuel, nuclear and other power generating plants, and over $2.0 billion, or 25%, of the backlog is made up of the chemical industry projects. Approximately $2.7 billion, or 33%, of the backlog is in the environmental and infrastructure sector, primarily contracts with federal and other governmental agencies, including emergency response.
     J.M. Bernhard, Jr., Chairman and Chief Executive Officer of The Shaw Group Inc., said, “Our financial results for the third quarter of fiscal 2006 reflected higher activity compared to the prior year in each of our business units. However, revenues from emergency response and disaster relief work were less than anticipated, as certain task orders totaling in excess of $100 million were cancelled. Our operating results in the Energy & Chemicals unit were lower than expected primarily because of adjustments to our cost estimates during the completion and performance testing phase on a domestic

EPC power plant project which, along with the unfavorable ruling in the AES Wolf Hollow claim, offset our otherwise overall good results.” Mr. Bernhard continued, “We are pleased to report that in a positive ruling recently received in the Harquahala project arbitration, we were awarded $37 million by the arbitration panel. We expect to receive the funds in the fourth quarter.”
     Mr. Bernhard concluded, “Lastly, this quarter’s record backlog of $8.1 billion was our fourth consecutive record and reflects the strong market conditions we are experiencing across all our business lines, especially the energy and chemicals markets. We expect our revenues to continue to be strong as revenues from these new major projects begin to be reflected in our operations. We have begun field work on several of these new major projects including two coal-fired power plants, several large FGD scrubber projects and several chemicals projects in the Middle East.”
     During the preparation of the financial statements for the third quarter 2006, management concluded that two errors occurred in the preparation of Shaw’s second quarter financial statements which require restatement of the second quarter results. One error resulted from a clerical error in the computation of the amount of revenue to recognize on a contract accounted for under the percentage-of-completion method. The other error resulted from the misapplication of generally accepted accounting principles in accounting for minority interest in a variable interest entity under FIN 46. The effect of the errors was that net income for the second quarter was overstated by $3.5 million or $0.04 per diluted share. Net income for the second quarter will be restated to $21.8 million or $0.27 per diluted share from the previously reported $25.3 million, or $0.31 per diluted share, a reduction in net income of 14%. Shaw will file an amended quarterly report on Form 10-Q/A to reflect correction of the errors. Until such filing, the previously filed financial statements for the second quarter of 2006 should not be relied upon. If necessary, Shaw will request an extension of the filing date for its third quarter Form 10Q in order to make the restatement and file its amended second quarter report.
     Mr. Robert L. Belk, Executive Vice President and Chief Financial Officer, said, “Management has determined that the errors leading to the restatement are the result of material weaknesses in our internal controls over financial reporting. We have initiated an assessment of our internal controls to determine the specific corrective actions to be taken. We believe that we will be able to take appropriate remedial actions in the near term to correct the internal control weaknesses.”
     The Shaw Group Inc. is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $3 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s website at www.shawgrp.com.

     Forward-Looking Statements — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s website under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.
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REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY
(Third Quarter Ended May 31, 2006)
Revenue by Industry

	(In Millions)	Percentage
Environmental & Infrastructure	$513.4	42%
Energy	372.9	30
Chemical	304.4	25
Other Industries	35.4	3

Total	$1,226.1	100%

Revenue by Geography

	(In Millions)	Percentage
United States	$1,061.3	86%
Asia/Pacific Rim	45.5	4
Middle East	95.7	8
Canada	3.8	—
Europe	11.2	1
South America & Mexico	6.4	1
Other	2.2	—

Total	$1,226.1	100%

Backlog by Industry

	(In Millions)	Percentage
Environmental & Infrastructure	$2,660.7	33%
Energy
Nuclear Power	969.0	12
Fossil Fuel	2,241.7	28
Other Power	127.7	1
Chemical	2,000.6	25
Other Industries	55.3	1

Total	$8,055.0	100%

Backlog by Geography

	(In Millions)	Percentage
Domestic	$6,182.0	77%
International	1,873.0	23

Total	$8,055.0	100%

THE SHAW GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2006	2005	2006	2005
Revenues	$1,226,114	$891,017	$3,606,732	$2,447,174
Cost of revenues	1,193,231	812,150	3,368,335	2,227,619

Gross profit	32,883	78,867	238,397	219,555
General and administrative expenses	52,320	49,575	162,252	140,559

Operating income (loss)	(19,437)	29,292	76,145	78,996
Interest expense	(4,897)	(7,338)	(13,261)	(26,683)
Loss on retirement of debt	—	(47,772)	—	(47,772)
Interest income	794	1,338	4,273	3,789
Foreign currency transaction gain (loss), net	(1,735)	2,572	(918)	414
Other income (expense), net	589	476	(291)	1,293

	(5,249)	(50,724)	(10,197)	(68,959)
Income (loss) before income taxes, minority interest, earnings (loss) from unconsolidated entities and income (loss) from and impairment of discontinued operations	(24,686)	(21,432)	65,948	10,037
Provision (benefit) for income taxes	(11,805)	(813)	21,367	10,102

Income (loss) before minority interest, earnings (loss) from unconsolidated entities and income (loss) from and impairment of discontinued operations	(12,881)	(20,619)	44,581	(65)
Minority interest, net of income taxes	(3,435)	(1,190)	(7,248)	(2,727)
Earnings (loss) from unconsolidated entities, net of income taxes	(463)	616	674	2,743

Income (loss) from continuing operations	(16,779)	(21,193)	38,007	(49)
Income (loss) from and impairment of discontinued operations, net of income taxes	106	(556)	(129)	(1,439)

Net income (loss)	$(16,673)	$(21,749)	$37,878	$(1,488)

Net income (loss) per common share:
Basic:
Income (loss) from continuing operations	$(0.21)	$(0.30)	$0.48	$—
Loss from and impairment of discontinued operations, net of income taxes	—	(0.01)	—	(0.02)

Net income (loss)	$(0.21)	$(0.31)	$0.48	$(0.02)

Diluted:
Income (loss) from continuing operations	$(0.21)	$(0.30)	$0.47	$—
Loss from and impairment of discontinued operations, net of income taxes	—	(0.01)	—	(0.02)

Net income (loss)	$(0.21)	$(0.31)	$0.47	$(0.02)